Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-106328 and 333-114078) and Form S-8 (Nos. 333-26797, 333-30771, 333-39213, 333-39189, 333-69761, 333-69765, 333-93413, 333-93407, 333-67790,
333-97891 and 333-111253) of Vital Images, Inc. of our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 29, 2005